EXHIBIT 99.1

Global Crossing Closes Term Loan Facility

Original Facility Upsized to $350 Million, for Net Cash Proceeds of $337 Million

Florham Park, N.J.—June 4, 2007 — Global Crossing (NASDAQ: GLBC), a leading global IP solutions provider, announced that it amended its five-year, senior secured term loan facility to increase the amount of the term loan facility from $250 million to $350 million, yielding total net cash proceeds estimated at $337 million after payment of fees and expenses. The facility was increased in light of strong demand in syndication of the facility by joint book runners Goldman Sachs and Credit Suisse.

The term loan facility bears interest at LIBOR plus 6.25 percent; has financial maintenance and other covenants; and has a call premium of 3 percent in the first year, 2 percent in the second year and 1 percent in the third year of the facility. The facility is secured by substantially all of Global Crossing’s worldwide assets excluding GCUK and Global Crossing’s Latin American assets (including Impsat).

In connection with the establishment of the term loan facility, the company’s majority shareowner, ST Telemedia, agreed to subordinate their mandatorily convertible notes to the term loans, and, subject to certain conditions, to convert the notes no later than September 6, 2007. ST Telemedia is receiving $7.5 million in cash upfront, plus common stock and warrants totaling 16.58 million shares upon conversion.

ABOUT GLOBAL CROSSING

Global Crossing (NASDAQ: GLBC) provides telecommunications solutions over the world’s first integrated global IP-based network. Its core network connects more than 320 cities in 31 countries worldwide, and delivers services to more than 600 cities in 60 countries and 6 continents around the globe. The company’s global sales and support model matches the network footprint and, like the network, delivers a consistent customer experience worldwide.

Global Crossing IP services are global in scale, linking the world’s enterprises, governments and carriers with customers, employees and partners worldwide in a secure environment that is ideally suited for IP-based business applications, allowing e-commerce to thrive. The company offers a full range of data, voice and security products, to approximately 40 percent of the Fortune 500, as well as 700 carriers, mobile operators and ISPs. Its Professional Services and Managed Solutions provide VoIP, security and network consulting and management services to support its Global Crossing IP VPN service and Global Crossing VoIP services. Global Crossing was the first — and remains the only — global communications provider with IPv6 natively deployed in both its private and public backbone networks.

Please visit www.globalcrossing.com or blogs.globalcrossing.com for more information about Global Crossing.

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This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties that could cause the actual results to differ materially, including: Failure to achieve expected synergies or operating results resulting from the acquisition of Fibernet or Impsat; Global Crossing’s history of substantial operating losses and the fact that, in the near term, funds from operations will not satisfy cash requirements; legal and contractual restrictions on the inter-company transfer of funds by the company’s subsidiaries; the company’s ability to continue to connect its network to incumbent carriers’ networks or maintain Internet peering arrangements on favorable terms; the consequences of any inadvertent violation of the company’s Network Security Agreement with the U.S. Government; increased competition and pricing pressures resulting from technology advances and regulatory changes; competitive disadvantages relative to competitors with superior resources; political, legal and other risks due to the company’s substantial international operations; potential weaknesses in internal controls of acquired businesses, and difficulties in integrating internal controls of those businesses with the company’s own internal controls; the concentration of revenue in a limited number of customers, and the rights of such customers to terminate their contracts or to simply cease purchasing services thereunder; exposure to contingent liabilities; and other risks referenced from time to time in the company filings with the Securities and Exchange Commission. Global Crossing undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:

Press Contacts

Becky Yeamans

+ 1 973 937 0155

PR@globalcrossing.com

Kendra Langlie

Latin America

+ 1 305 808 5912

LatAmPR@globalcrossing.com

Jo Graves

Europe

+ 44 (0) 1256 858 403

EuropePR@globalcrossing.com

Analysts/Investors Contact

Laurinda Pang

+ 1 800 836 0342

glbc@globalcrossing.com

Antonio Suarez

+ 1 973 937 0233

glbc@globalcrossing.com